EXHIBIT 99.1

Harsco Reports Record Fourth Quarter and Full Year 2004 Results From Continuing Operations

 -- Fourth quarter diluted EPS from continuing operations up 35%
    to a record $0.84
 -- Fourth quarter sales up 26% to a record $711 million
 -- Full-year diluted EPS from continuing operations up 29% to a record $2.73
 -- Full-year sales reach a record $2.5 billion, up 18%
 -- Company posts record full year cash flow from operations of $270 million
 -- Debt-to-Capital ratio reduced to 40.6% from 44.1%
 -- Company refines 2005 guidance for diluted EPS from
    continuing operations to $3.05 to $3.15 from previous
    $3.00 to $3.10

HARRISBURG, Pa., Jan. 31, 2005 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record fourth quarter and full-year 2004 results from continuing operations.

Fourth quarter 2004 diluted EPS from continuing operations was a record $0.84, up 35 percent from $0.62 in the fourth quarter of 2003. Fourth quarter income from continuing operations was a record $35.0 million, compared with $25.7 million last year, an increase of 36 percent. Fourth quarter sales totaled $711 million, also a record, and up 26 percent from sales of $564 million in the same period last year. Positive foreign currency translation contributed $25 million to 2004's fourth quarter sales and $1.6 million to pre-tax income.

For the full year 2004, income from continuing operations was $113.5 million, or $2.73 diluted earnings per share, both records, compared with income from continuing operations of $87.0 million, or $2.12 per share in 2003, an increase in income and diluted EPS of 31 percent and 29 percent, respectively. Sales for the full year 2004 reached a record $2.5 billion, an increase of 18 percent from last year's sales of $2.1 billion. Positive foreign currency translation contributed approximately $109 million to sales in 2004 and $5.4 million to pre-tax income.

Income from discontinued operations in 2004 was $7.7 million after-tax, or $0.18 per diluted share, principally reflecting the previously reported favorable settlement of the Federal Excise Tax (FET) dispute, from which the Company received a cash payment refund of approximately $12.5 million in the fourth quarter of 2004. Income from discontinued operations in 2003 was $5.2 million, or $0.13 per diluted share, principally from the Company's reassessment of its litigation reserve in the FET matter, as previously reported. Including discontinued operations, full year 2004 net income was $121 million or $2.91 per diluted share, compared with net income of $92.2 million or $2.25 per diluted share in 2003.

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "Our strong fourth quarter performance completed a year in which record operating results in sales, income, EPS and cash flows were achieved, reflecting the successful execution of our strategies for growing our Mill Services business, and improved operating results from other business units, particularly the positive contribution of our international Access Services business and the significant turnaround of our industrial grating business. We enter 2005 having established a clear platform for Harsco's continued growth, armed with a strong balance sheet, growing cash flows and broad-based market opportunities.

"Much of this growth will come from our own internal investments, augmented by targeted acquisitions, and funded by our historically strong operating cash flows. Harsco's growth and investment will be accomplished under our formal Economic Value Added (EVA(r)) discipline, which we successfully implemented three years ago. The EVA culture is pervasive throughout Harsco, creating a direct link to shareholder value by incorporating return and profit measures into a single metric and ensuring accountability for stockholder capital. This is evidenced not only by our record 2004 operating results but also by our significant EVA increases in each of the past two years."

Fourth Quarter Business Review

Mill Services

Sales in the fourth quarter increased by more than 20 percent to $274 million from $227 million in last year's fourth quarter. Organic growth was responsible for $33 million of the increase, or approximately 14 percent, while positive foreign currency translation contributed $14 million, or approximately 6 percent. Operating income for the quarter rose 33 percent to $30.4 million, up from $22.8 million in the same period last year. Positive foreign currency translation increased operating income by approximately $1.5 million. Operating margins improved by 110 basis points to 11.1 percent from 10.0 percent in the fourth quarter last year. Performance benefited from a combination of higher steel production at mills serviced, new contract signings, and the Company's six-sigma efficiency improvements and other ongoing cost reduction initiatives.

Entering 2005, the Company reaffirms its positive outlook for the Mill Services segment. Contract backlogs remain strong and additional new contract signings should add to this strength. The Company will continue to focus on growing this business and intends to dedicate a significant portion of its cash flows towards this strategic objective. Through its six-sigma and EVA initiatives, the Company also expects further incremental margin improvement in 2005 and beyond.

Access Services

Fourth quarter sales increased 19 percent to $189 million from $159 million last year. Organic sales growth contributed $20 million, or approximately 13 percent, and positive foreign currency translation increased sales by nearly $10 million, or approximately 6 percent. Operating income increased 21 percent to $13.3 million, from $11.0 million in the fourth quarter of 2003. Positive foreign currency translation contributed approximately $0.5 million to operating income in the quarter. Operating margins increased by 10 basis points to 7.0 percent from 6.9 percent in last year's fourth quarter.

The quarter's improved operating performance in this segment continued to be led by growth from international operations, with overall performance ahead of last year's fourth quarter in the Middle East, the United Kingdom, Eastern Europe, and Canada.

The outlook for the Access Services segment in 2005 continues to improve, with increased non-residential spending and industrial maintenance activity expected in the Company's major markets, continued development of newer markets in Eastern Europe and Australia, and further market penetration from new products.

Engineered Products and Services ("All Other")

Sales in the fourth quarter increased 60 percent to $154 million from $96 million last year. Operating income increased to $14.0 million, up 19 percent from $11.8 million in the fourth quarter of last year. Positive foreign currency translation in the quarter increased sales by approximately $0.7 million, and operating income by $0.2 million. Operating margins decreased to 9.1 percent from 12.3 percent in the prior year's fourth quarter, as increased commodity costs, particularly steel, led to higher cost of sales compared with last year.

The quarter's improved results were led by higher sales, income and margins from Harsco Track Technologies. As expected, HTT delivered a significant number of units in the quarter, principally to international customers. Also reporting improved sales, income and margins in the quarter was the Company's Reed Minerals business. Margins for IKG declined due to higher commodity costs. While the two other businesses in this group, Patterson-Kelley and Air-X-Changers, reported higher sales in the quarter, income was down for each as higher costs resulted in lower margins.

The outlook for the Engineered Products and Services group in 2005 remains positive. Improved results should again be led by the Harsco Track Technologies unit as it further penetrates its domestic and international markets with additional equipment sales and contract services. The moderating commodity costs expected in 2005 compared with 2004 should positively affect margins for this group.

Gas Technologies

Sales in the fourth quarter were up 15 percent to $94 million from $82 million last year. Operating income of $3.6 million was down 23 percent from last year's $4.7 million. Operating margins declined from 5.7 percent in the fourth quarter of 2003 to 3.8 percent in this year's fourth quarter. The effect of foreign currency translation was not material. As expected, income and margins were negatively impacted in the quarter by higher commodity costs, particularly steel, compared with last year's fourth quarter.

Looking ahead to 2005, the outlook for the Gas Technologies segment is positive. Product backlogs continue to improve, commodity costs are expected to moderate, international operations continue to perform well, and future benefits are expected from new product introductions. Measurable improvements in sales, income and margins are expected in 2005, particularly after the first quarter. Results for the first quarter are expected to be down in comparison with the first quarter of 2004, when results were favorably affected by accelerated purchasing of propane tanks by customers, in advance of anticipated price increases resulting from higher steel costs.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the full year 2004 was a record $270 million, compared with $263 million in 2003. Cash used by investing activities was $210 million, compared with $145 million in the prior year, primarily due to increased capital expenditures for organic growth.

On a cash flow basis, debt was reduced by approximately $22 million in 2004, but due to the strengthening of major currencies against the U.S. dollar, particularly the British pound sterling and the euro, the translated balance sheet reflects a $12 million increase in debt, to $626 million. The Company's debt-to-capital ratio declined by 350 basis points to 40.6 percent in 2004, a continued improvement from the 44.1 percent at the end of 2003 and 49.8 percent at the end of 2002.

The effective income tax rate from continuing operations for the fourth quarter and full year 2004 was 26.4 percent and 28.6 percent, respectively, compared with 30.9 percent and 30.7 percent in the corresponding periods last year. The decrease in the 2004 fourth quarter tax rate is due primarily to a one-time benefit of approximately $1.5 million, or $.04 per diluted share, resulting from The American Job Creation Act of 2004, signed by President Bush in October 2004. The Act includes foreign tax credit relief for certain dividends paid by joint venture entities. The Company estimates that its effective tax rate from continuing operations in 2005 will be approximately 31 percent.

The success of the Company-wide EVA financial and operational initiative was clearly evident during 2004 with the achievement of a substantial improvement in EVA, including improvements from six of the Company's nine operating units over the prior year. Further improvements in EVA are expected in 2005 and beyond.

Outlook

Underpinned by its global industrial services businesses, the Company expects continued growth into 2005 and beyond. The overall outlook for each of the Company's business units is encouraging. Supported by strong levels of cash flow, the Company expects to make further growth investments in new long-term, high renewal-rate services contracts for the Mill Services business and for growth in the Access Services and Track Technologies rail services businesses. The Company will also continue to give consideration to sensible bolt-on acquisitions to further enhance its industrial services growth and increase EVA.

Based on foreign currency exchange rates as of mid-January 2005, the Company is refining its 2005 guidance for diluted EPS from continuing operations to $3.05 - $3.15 from the previous guidance given in early December of $3.00 - $3.10 per diluted share. This reflects an increase of 12-15 percent over 2004's diluted EPS from continuing operations of $2.73. Any further significant weakening or strengthening of the U.S. dollar against the foreign currencies of the countries in which the Company does business could have a further effect on 2005 results.

With regard to the first quarter of 2005, the Company expects its earnings from continuing operations to be in the range of $0.45 - $0.49 per diluted share, an increase of approximately 10-20 percent compared with $0.41 per diluted share in the first quarter of last year. The first quarter is historically the slowest quarter of the year for the Company due to seasonal factors and the impact that severe weather can have on a number of its operations.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 2750845.

About Harsco

Harsco Corporation is a diversified, worldwide industrial services and engineered products company. Harsco's market-leading businesses provide mill services, access services, gas containment and control technologies, and engineered products and services to customers worldwide. The company employs 18,000 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

The Harsco Corporation logo is available at: http://media.primezone.com/prs/single/?pkgid=361

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                    Three Months Ended        Twelve Months Ended
                        December 31               December 31
 (In thousands,
  except per share
  amounts)              2004        2003        2004         2003
 --------------------------------------------------------------------
 Revenues from continuing operations:

 Service
  sales              $ 477,596   $  395,269  $ 1,764,159  $ 1,493,942
 Product sales         233,325      168,700      737,900      624,574
 ------------------- ---------   ----------  -----------  -----------
  Total revenues       710,921      563,969    2,502,059    2,118,516
 ------------------- ---------   ----------  -----------  -----------

 Costs and expenses
   from continuing
   operations:
  Cost of
   services
   sold                356,236      292,656    1,313,075    1,104,873
  Cost of
   products
   sold                192,537      132,216      603,309      499,500
  Selling,
   general
   and
   administrative
   expenses            100,332       86,464      368,385      329,983
  Research and
   development
   expenses                608          946        2,579        3,313
  Other
   expenses                382        2,447        4,862        6,955
 ------------------- ---------   ----------  -----------  -----------
  Total costs
   and expenses        650,095      514,729    2,292,210    1,944,624
 ------------------- ---------   ----------  -----------  -----------

 Operating income
  from continuing
  operations            60,826       49,240      209,849      173,892

 Equity in income/
  (loss) of
  unconsolidated
  entities, net            (81)          50          128          321
 Interest income           663          644        2,319        2,202
 Interest expense      (10,645)      (9,716)     (41,057)     (40,513)
 ------------------- ---------   ----------  -----------  -----------

 Income from continuing
  operations before
  income taxes
  and minority
  interest              50,763       40,218      171,239      135,902

  Income tax
  expense              (13,418)     (12,442)     (49,034)     (41,708)
 ------------------- ---------   ----------  -----------  -----------

 Income from continuing
  operations before
  minority
  interest              37,345       27,776      122,205       94,194
 Minority
  interest in
  net income            (2,316)      (2,076)      (8,665)      (7,195)
 ------------------- ---------   ----------  -----------  -----------

 Income from
  continuing
  operations            35,029       25,700      113,540       86,999
 ------------------- ---------   ----------  -----------  -----------

 Discontinued
 operations:
  Loss from
   operations of
   discontinued
   business               (183)        (252)        (801)        (668)
  Gain/(loss) on
   disposal of
   discontinued
   business                 23          131         (102)         765
  Income related
   to discontinued
   defense
   business                 96          --        12,849        8,030
  Income tax
   (expense)
   /benefit                 23           44       (4,275)      (2,909)
 ---------------------------------------------------------------------
 Income (loss)
  from
  discontinued
  operations               (41)         (77)       7,671        5,218
 ---------------------------------------------------------------------
 Net Income          $  34,988   $   25,623  $   121,211  $    92,217
 =====================================================================

 Average shares of
  common stock
  outstanding           41,331       40,848       41,129       40,690

 Basic earnings per common
  share:

 Continuing
  operations          $   0.85     $   0.63     $   2.76     $   2.14
  Discontinued
  operations              --           --           0.19         0.13
 ---------------------------------------------------------------------
 Basic earnings
  per common
  share               $   0.85     $   0.63     $   2.95     $   2.27
 =====================================================================

 Diluted average
  shares of
  common stock
  outstanding           41,814       41,258       41,598       40,973

 Diluted earnings per
  common share:
   Continuing
   operations         $   0.84     $   0.62     $   2.73     $   2.12
  Discontinued
   operations             --           --           0.18         0.13
 ---------------------------------------------------------------------
 Diluted earnings
  per common
  share               $   0.84     $   0.62     $   2.91     $   2.25
 =====================================================================

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)

                                        December 31       December 31
 (In thousands)                             2004             2003(a)
 --------------------------------------------------------------------
 ASSETS
 Current assets:
   Cash and cash equivalents             $  94,093         $  80,210
   Accounts receivable, net                555,191           446,875
   Inventories                             217,026           190,221
   Other current assets                     58,614            47,045
 --------------------------------------------------------------------
  Total current assets                     924,924           764,351
 ---------------------------------------------------------------------
 Property, plant and
  equipment, net                           932,298           865,443
 Goodwill, net                             433,125           407,846
 Other assets                               98,477            97,483
 Assets held for sale                          932             2,912
 --------------------------------------------------------------------
  Total assets                        $  2,389,756      $  2,138,035
 ====================================================================

 LIABILITIES
 Current liabilities:
   Short-term borrowings                 $  16,145         $  14,854
   Current maturities of
    long-term debt                          14,917            14,252
   Accounts payable                        220,322           188,430
   Accrued compensation                     63,776            46,034
   Income taxes                             40,227            45,116
   Dividends payable                        12,429            11,238
   Other current liabilities               210,581           175,151
 ---------------------------------------------------------------------
  Total current liabilities                578,397           495,075
 ---------------------------------------------------------------------
 Long-term debt                            594,747           584,425
 Deferred income taxes                      95,702            66,855
 Insurance liabilities                      53,960            47,897
 Retirement plan liabilities                97,586           115,190
 Other liabilities                          54,483            50,707
 Liabilities associated
  with assets held for sale                    691               898
 ---------------------------------------------------------------------
  Total liabilities                      1,475,566         1,361,047
 ---------------------------------------------------------------------
 SHAREHOLDERS' EQUITY
 Common stock                               84,889            84,197
 Additional paid-in capital                139,532           120,070
 Accumulated other
  comprehensive expense                   (127,491)         (169,427)
 Retained earnings                       1,420,637         1,345,787
 Treasury stock                           (603,377)         (603,639)
 ---------------------------------------------------------------------
  Total shareholders'
   equity                                  914,190           776,988
 ---------------------------------------------------------------------
  Total liabilities
   and shareholders'
   equity                             $  2,389,756      $  2,138,035
 =====================================================================

 (a)  As permitted by the Financial Accounting Standards Board
      (FASB) Statement No. 144, "Accounting for the Impairment or
      Disposal of Long-Lived Assets," 2003 information has been
      reclassified for comparative purposes.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                         Three Months Ended      Twelve Months Ended
                             December 31            December 31
 (In thousands)            2004       2003        2004        2003
 -------------------------------------------------------------------
 Cash flows from operating
   activities:
  Net income            $  34,988  $  25,623   $ 121,211   $  92,217

  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
    Depreciation           48,466     43,728     181,914     167,161
    Amortization              598        512       2,457       1,774
  Equity in income
   of unconsolidated
   entities, net               81        (50)       (128)       (321)
  Dividends or
   distributions
   from
   unconsolidated
   entities                    44         48         589       1,383
   Other, net               3,043      1,230      (2,781)     (2,678)
   Changes in assets
    and liabilities,
    net of
    acquisitions
   and dispositions
   of businesses:
  Accounts receivable     (14,388)    32,426     (81,403)    (21,211)
  Inventories              31,801      1,073     (22,278)     (2,078)
  Accounts payable          5,600     11,755      22,310       5,834

  Net receipts (disbursements)
   related to discontinued
   defense
   business                12,500       (289)     12,280      (1,328)
  Other assets and
   liabilities            (18,094)    (7,682)     36,294      22,035
 ---------------------------------------------------------------------
  Net cash provided
   by operating
   activities             104,639    108,374     270,465     262,788
 ---------------------------------------------------------------------

 Cash flows from investing
   activities:
  Purchases of
   property, plant
   and equipment          (50,351)   (46,997)   (204,235)   (143,824)
  Purchase of
   businesses, net
   of cash acquired        (7,099)      (188)    (12,264)    (23,718)
  Proceeds from
   sales of assets          3,333      8,576       6,897      22,794
  Other investing
   activities                --          (43)       --           (43)
 ---------------------------------------------------------------------
 Net cash used
  by investing
  activities              (54,117)   (38,652)   (209,602)   (144,791)
 ---------------------------------------------------------------------

 Cash flows from financing
    activities:
  Short-term
   borrowings,
   net                     (7,474)    (5,935)      (5,863)    (20,013)
  Current
   maturities
   and long-term
   debt:
  Additions                45,203     58,487      198,032     323,366
 Reductions               (93,142)  (115,737)    (214,551)   (389,599)
  Cash dividends
   paid on common
   stock                  (11,339)   (10,718)     (45,170)    (42,688)
  Common stock
   issued-options           6,305      1,273       16,656       8,758
  Other financing
   activities                (836)    (1,165)      (5,616)     (5,325)
 ---------------------------------------------------------------------

  Net cash used by
   financing
   activities             (61,283)   (73,795)     (56,512)   (125,501)
 ---------------------------------------------------------------------
 Effect of exchange
  rate changes on
  cash                     11,395      7,718        9,532      17,582
 ---------------------------------------------------------------------
 Net increase in
  cash and cash
  equivalents                 634      3,645       13,883      10,078

 Cash and cash
  equivalents at
  beginning of period      93,459     76,565       80,210      70,132
 ---------------------------------------------------------------------
 Cash and cash
  equivalents at
  end of period         $  94,093  $  80,210    $  94,093   $  80,210
 =====================================================================

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                        Three Months Ended       Three Months Ended
                         December 31, 2004       December 31, 2003

                                  Operating                Operating
                                   Income                    Income
                       Sales (a)   (loss)(b)    Sales(a)    (loss)(b)
 --------------------------------------------------------------------
 Mill Services
  Segment               $273,964    $ 30,434     $226,913    $ 22,800

 Access Services
  Segment                189,218      13,297      158,992      11,027

 Gas Technologies
  Segment (c)             94,122       3,594       81,841       4,663

 Engineered
  Products and
  Services
  ("all other")
  Category (c)           153,617      14,021       96,223      11,792

 General Corporate         --           (520)        --        (1,042)
 ---------------------------------------------------------------------
 Consolidated Totals    $710,921    $ 60,826     $563,969    $ 49,240
 =====================================================================

                      Twelve Months Ended       Twelve Months Ended
                       December 31, 2004         December 31, 2003

                                 Operating                 Operating
                                   Income                    Income
                       Sales(a)   (loss)(b)    Sales(a)    (loss)(b)
 ---------------------------------------------------------------------

 Mill Services
  Segment             $  997,410  $  105,490   $  827,521  $   85,874

 Access Services
  Segment                706,490      44,464      619,069      37,388

 Gas Technologies
  Segment (c)            339,086      14,393      293,965      14,544

 Engineered Products
  and Services
  ("all other")
  Category (c)           459,073      47,029      377,961      36,474

 General Corporate          --        (1,527)        --          (388)
 ---------------------------------------------------------------------
 Consolidated Totals  $2,502,059  $  209,849   $2,118,516  $  173,892
 =====================================================================

 (a)  Sales from continuing operations.
 (b)  Operating income (loss) from continuing operations.
 (c)  Segment  information  for prior periods has been  reclassified to conform with the  current  presentation.  Due to  management changes,  effective January 1, 2004,  the  air-cooled  heat exchangers  business, which was previously  classified in the
      Gas Technologies  Segment, is classified in the Engineered
      Products & Services ("all other") category.

CONTACT:  Harsco Corporation
          Media:
          Kenneth Julian
          (717) 730-3683
          kjulian@harsco.com

          Investor Contact
          Eugene M. Truett
          (717) 975-5677
          etruett@harsco.com
          www.harsco.com